Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Absci Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)(1)	4,654,384(3)	$4.65(2)	$21,642,885.60	$0.0001476	$3,194.49
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)(1)	930,877(4)	$3.95(5)	$3,676,964.15	$0.0001476	$542.72
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)(1)	2,500,000(6)	$4.65(2)	$11,625,000.00	$0.0001476	$1,715.85
Total Offering Amounts					$36,944,849.75	$0.0001476	$5,453.06
Total Fee Offsets							$0
Net Fee Due							$5,453.06

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act, and based on $4.65, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 19, 2024.

(3)
Represents an automatic increase to the number of shares of the Registrant’s common stock available for issuance under the Registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”) effective as of January 1, 2024. Shares available for issuance under the 2021 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on July 28, 2021 (Registration No. 333-258209), March 22, 2022 (Registration No. 333-263772) and on March 30, 2023 (Registration No. 333-270995).

(4)	Represents an automatic increase to the number of shares of the Registrant’s common stock available for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”) effective as of January 1, 2024. Shares available for issuance under the ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on July 28, 2021 (Registration No. 333-258209) and on March 30, 2023 (Registration No. 333-270995).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act, and based on 85% of $4.65, the average of the high and low sale prices of the of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 19, 2024. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is lower.
(6)	Represents 2,500,000 shares of the Registrant’s common stock reserved for issuance under the Absci Corporation 2023 Inducement Plan pursuant to its terms.